================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                OFFICEMAX, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                 OFFICEMAX LOGO

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1997

                      ------------------------------------

To Our Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of OfficeMax, Inc., an Ohio corporation (the "Company"), will be held at the Company's International Headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio 44122 on Monday, May 19, 1997, at 10:00 a.m., Cleveland time, for the following purposes:

     (1) To elect three Directors of the class whose term will expire in 1999, each to serve a term of two years and until his successor is duly elected and qualified;

     (2) To ratify the selection of Price Waterhouse, LLP as the Company's independent auditors for fiscal 1997; and

     (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on March 28, 1997 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                            By Order of the Board of Directors,

                                            /s/ Ross H. Pollock
                                            Ross H. Pollock
                                            Secretary

April 17, 1997
Shaker Heights, Ohio

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                                 OFFICEMAX LOGO

                         3605 Warrensville Center Road
                           Shaker Heights, Ohio 44122

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of OfficeMax, Inc., an Ohio corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Monday, May 19, 1997, at the Company's International Headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, at 10:00 a.m., Cleveland time, and at any adjournment or postponement thereof. This statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended January 25, 1997, are being mailed to shareholders on or about April 17, 1997.

     The close of business on March 28, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 123,835,169 Common Shares, without par value ("Common Shares"). Holders of Common Shares are entitled to one vote per share for the election of Directors and on all matters on which shareholders are entitled to vote.

     The address of the Company's principal executive offices is 3605 Warrensville Center Road, Shaker Heights, Ohio 44122.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors (the "Board") currently consists of seven members, divided into one class of three members and one class of four members. At the meeting, Common Shares represented by proxies, unless otherwise specified, will be voted for the election of the three nominees hereinafter named, each to serve for a term of two years or until his successor is duly elected and qualified. If any nominee should not be available for election, the proxies will be voted for the election of such substitute nominee as the Board may propose. Proxies may not be voted at the annual meeting for more than three persons.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL THREE NOMINEES.

     Listed below is the name of each person nominated for election as a Director of the Company (each is currently a Director of the Company), each Director's age, his or her principal occupation, membership on the board of directors of other registered public companies (which is shown parenthetically), the year in which he or she first became a Director of the Company and the year in which each Director's term as a Director will expire:

     NOMINEES FOR ELECTION AT THE ANNUAL MEETING FOR THE TERM EXPIRING 1999

                                                                           DIRECTOR        TERM
       NAME            AGE             PRINCIPAL OCCUPATION(1)              SINCE         EXPIRES
-------------------    ---     ----------------------------------------    --------       -------
Raymond L. Bank        43      President and Chief Operating Officer of      1994           1997
                               Merchant Development Corporation, a
                               venture capital and buy-out firm
                               focusing on consumer retail, direct
                               marketing, and service companies
Michael Feuer          52      Chairman and Chief Executive Officer of       1988           1997
                               the Company
Carl D. Glickman       70      President, The Glickman Organization,         1995           1997
                               private investing (The Bear Stearns
                               Companies, Inc., Alliance Tire & Rubber
                               Company Ltd., Andal Corporation,
                               Continental Health Affiliates, Inc.,
                               Franklin Holdings, Inc., Jerusalem
                               Economic Corporation Ltd., Lexington
                               Corporate Properties, Inc. and Insutech
                               Inc.)

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                                                           DIRECTOR        TERM
       NAME            AGE             PRINCIPAL OCCUPATION(1)              SINCE         EXPIRES
-------------------    ---     ----------------------------------------    --------       -------
Burnett W. Donoho      57      Vice Chairman and Chief Operating             1995           1998
                               Officer of Montgomery Ward & Co., Inc.,
                               a major retailer; former Vice Chairman,
                               Chief Operating Officer of Macy's East,
                               a chain of 60 department stores and a
                               then division of R.H. Macy & Co., Inc.
D. Dwayne Hoven        55      President and Chief Executive Officer of      1995           1998
                               Revco D.S., Inc., an operator of
                               discount drug stores (Revco D.S., Inc.)
James F. McCann        45      President of 1-800-FLOWERS, Inc., a           1996           1998
                               national retail florist
Sydell L. Miller       59      Private investor and consultant; former       1994           1998
                               Chairwoman of the Board and Chief
                               Executive Officer of Matrix Essentials,
                               Inc., a subsidiary of Bristol-Myers
                               Squibb Company

---------------

(1) Each of the Company's Directors, except Ms. Miller and Messrs. Bank and Donoho, either has had the positions shown or has had other executive positions with the same employer for more than five years. Ms. Miller has held her current position since September 1995. Prior to September 1995, Ms. Miller served as Chairwoman of the Board and Chief Executive Officer of Matrix Essentials, Inc., a manufacturer of professional hair care, skin care and cosmetic products and a subsidiary of Bristol-Myers Squibb Company. Mr. Bank has held his current position since July 1994. In addition, since 1991, Mr. Bank has also served as President of Raymond L. Bank & Associates, a retail and direct marketing consulting firm. From April 1992 until October 1992, Mr. Bank served as Vice President, New Business Development for QVC Network, Inc. and from June 1984 until December 1991, Mr. Bank was associated in a variety of capacities with New Enterprise Associates, a venture capital firm. Mr. Bank also served as a Director of the Company from May 1990 until the acquisition by Kmart Corporation of 92.7% of the Company in November 1991. Mr. Donoho was a retail consultant from July 1995 to February 1997. Mr. Donoho served as Vice Chairman, Chief Operating Officer of Macy's East, a chain of 60 department stores and a then division of R.H. Macy & Co., Inc. from July 1992 until December 1994. From June 1991 to June 1992, Mr. Donoho was a retail consultant with Ernst & Young, a public accounting firm; from November 1990 to May 1991, Mr. Donoho was a consultant to the Superintendent and acting Chief Financial Officer of the Chicago Public Schools; and prior to that Mr. Donoho was President and Chief Operating Officer of Marshall Field's, a department store chain.

     During the fiscal year ended January 25, 1997, the Company's Board of Directors held four meetings. Each member of the Board of Directors attended at least 75% of the meetings.

     Messrs. Glickman (Chairman), Bank and Hoven are the current members of the Board's Audit Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to the Company's annual audit, accounting policies, financial reporting and internal controls. The Audit Committee met twice and consulted informally on other occasions during the last fiscal year.

     Messrs. Glickman (Chairman) and Bank and Ms. Miller are the current members of the Board's Compensation Committee (the "Compensation Committee"), which is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the officers of the Company. The Compensation Committee met once and consulted informally on other occasions during the last fiscal year.

     The Company's Board of Directors does not have a nominating committee.

COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Company receive an annual retainer fee of $25,000 payable in restricted Common Shares of the Company, and a fee of $1,000 for each meeting of the Board attended and a fee of $500 for each Committee meeting of the Board attended, each of which is payable in Common Shares of the Company.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of March 28, 1997 (except as otherwise noted), by: (a) each of the Company's Directors; (b) each person known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company's Chief Executive Officer and the other four most highly compensated executive officers named in the Summary Compensation Table; and (d) the Company's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their names. All amounts are adjusted to reflect the three-for-two stock split effected on July 9, 1996.

                                                                    NUMBER OF
                                                                  COMMON SHARES         PERCENT
                   NAME OF BENEFICIAL OWNER                     BENEFICIALLY OWNED      OF CLASS
--------------------------------------------------------------- ------------------      --------
FMR Corp.......................................................     15,167,640(1)          12.2%
82 Devonshire Street
Boston, Massachusetts 02109

Putnam Investments, Inc........................................     13,548,603(2)          10.9%
One Post Office Square
Boston, Massachusetts 02109

Michael Feuer..................................................      2,527,955(3)           2.0%
Sydell Miller..................................................         29,558(4)             *
James McCann...................................................         23,904(5)             *
Carl D. Glickman...............................................         18,466(6)             *
Raymond L. Bank................................................         10,436(7)             *
Burnett W. Donoho..............................................          7,965(8)             *
D. Dwayne Hoven................................................          6,948(9)             *
George H. Luckey...............................................        203,341(10)            *
John C. Martin.................................................        163,789(11)            *
John C. Belknap................................................          1,500                *
Edward Cornell.................................................        173,332(12)            *
All Executive Officers and Directors as a Group................      3,505,860(13)          2.8%
  (18 persons)

---------------

*  Less than 1%.

 (1) Based on information as of January 31, 1997, obtained from a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on or about February 7, 1997. Of the 15,167,640 shares shown as beneficially owned by FMR Corp.: (i) 14,941,125 shares are beneficially owned by Fidelity Management & Research Company; and (ii) 226,5515 shares are beneficially owned by Fidelity Management Trust Company as a result of acting as investment manager of institutional accounts.

 (2) Based on information as of December 31, 1996, obtained from a Schedule 13G filed by Putnam Investments, Inc. with the Securities and Exchange Commission on or about January 27, 1997. Of the 13,548,603 shares shown as beneficially owned by Putnam Investments, Inc.: (i) 13,137,636 shares are beneficially owned by Putnam Investment Management, Inc.; and (ii) 410,967 shares are beneficially owned by The Putnam Advisory Company, Inc. as a result of acting as investment manager of institutional accounts.

 (3) Includes: 2,021,427 shares owned by Mr. Feuer; 310 shares held for Mr. Feuer's benefit in the Company's 401(k) Plan; 156,467 and 15,401 restricted shares purchased by Mr. Feuer under the Management Share Purchase Plan which shares are subject to forfeiture until November 1997 and

     March 1999, respectively; 225 shares owned jointly by Mr. Feuer and his wife; and 334,125 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of March 28, 1997. Does not include 2,150 shares owned by a trust for the benefit of Mr. Feuer's son and 2,000 shares owned by a trust for the benefit of Mr. Feuer's daughter, as to each of which trusts Mrs. Feuer is trustee, and 1,000 shares owned by Mr. Feuer's wife, as to which shares Mr. Feuer disclaims any beneficial interest.

 (4) Includes: 22,500 shares owned by a trust of which Ms. Miller is beneficiary and a co-trustee; 4,648 shares owned by Ms. Miller; and 2,410 restricted shares issued to Ms. Miller under the Company's Director Share Plan which shares are subject to forfeiture until December 31, 1997.

 (5) Includes: 21,494 shares owned by Mr. McCann; and 2,410 restricted shares issued to Mr. McCann under the Company's Director Share Plan which shares are subject to forfeiture until December 31, 1997.

 (6) Includes: 16,056 shares owned by Mr. Glickman; and 2,410 restricted shares issued to Mr. Glickman under the Company's Director Share Plan which shares are subject to forfeiture until December 31, 1997.

 (7) Includes: 8,026 shares owned by Mr. Bank; and 2,410 restricted shares issued to Mr. Bank under the Company's Director Share Plan which shares are subject to forfeiture until December 31, 1997.

 (8) Includes: 5,555 shares owned by Mr. Donoho; and 2,410 restricted shares issued to Mr. Donoho under the Company's Director Share Plan which shares are subject to forfeiture until December 31, 1997.

 (9) Includes: 4,538 shares owned by Mr. Hoven; and 2,410 restricted shares issued to Mr. Hoven under the Company's Director Share Plan which shares are subject to forfeiture until December 31, 1997.

(10) Includes: 1,500 shares owned by Mr. Luckey; 148 shares held for Mr. Luckey's benefit in the Company's 401(k) Plan; 53,199 and 7,471 restricted shares purchased by Mr. Luckey under the Company's Management Share Purchase Plan which shares are subject to forfeiture until November 1997 and March 1999, respectively; and 141,023 shares issuable upon the exercise of options immediately exercisable or exercisable within 60 days of March 28, 1997.

(11) Includes: 25,700 shares owned by Mr. Martin; 157 shares held for Mr. Martin's benefit in the Company's 401(k) Plan; 78,233 and 3,288 restricted shares purchased by Mr. Martin under the Company's Management Share Purchase Plan which shares are subject to forfeiture until November 1997 and March 1999, respectively; and 56,411 shares issuable upon the exercise of options immediately exercisable or exercisable within 60 days of March 28, 1997.

(12) Includes: 137 shares held for Mr. Cornell's benefit in the Company's 401(k) Plan; 53,325 restricted shares purchased by Mr. Cornell under the Company's Management Share Purchase Plan which shares are subject to forfeiture until November 1997; and 119,870 shares issuable upon the exercise of options immediately exercisable or exercisable within 60 days of March 28, 1997.

(13) The shares and percent of class listed as being beneficially owned by all executive officers and Directors as a group include all restricted shares purchased under the Company's Management Share Purchase Plan, all restricted shares issued under the Director Share Plan and 751,903 shares issuable upon the exercise of options immediately exercisable or exercisable within 60 days of March 28, 1997.

                             EXECUTIVE COMPENSATION

     The following Compensation Committee Report and the performance graph included elsewhere in this Proxy Statement shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report or the performance graph by reference therein.

COMPENSATION COMMITTEE REPORT

     The Company's compensation program is administered by the Compensation Committee which has responsibility for reviewing all aspects of compensation paid by the Company to its executive officers. The Compensation Committee is comprised of the three Directors listed at the end of this report, none of whom is a current or former employee of the Company and each of whom qualifies as a disinterested person for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key managers and align their compensation with the Company's overall business strategies, values and performance. To this end, the Compensation Committee has adopted an executive compensation philosophy which includes the following considerations:

          - A "pay-for-performance" orientation that differentiates compensation based on corporate and individual performance;

          - An emphasis on equity incentives as a significant component of total compensation in order to closely align the interest of Company executives with the long-term interests of shareholders;

          - An emphasis on total compensation versus cash salary compensation, under which base salaries are generally set at or somewhat below competitive levels, but which motivates and rewards Company executives with total compensation (including year-end bonuses) at or above competitive levels if Company and individual performance reach predetermined objectives;

          - Recognition that, as an executive's level of responsibility increases, a greater portion of his or her total compensation opportunity should be based on equity and other performance incentives and less on monthly salary; and

          - An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives and encourages share ownership and capital accumulation.

     The primary components of the Company's executive compensation program are:
(a) base salaries; (b) annual bonuses; and (c) long-term equity incentive opportunities. Each component of compensation is discussed below.

     Base Salaries. Base salaries for Company executives are subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, and competitive, inflationary, and internal equity considerations. The Compensation Committee generally attempts to set base salaries of executive officers at a level which is at or below the "market" rate, as determined from information gathered by the Company from independent compensation consulting firms and published surveys. With respect to the $650,000 base salary established for Mr. Feuer in February 1996, the Compensation Committee took into account the factors described above for other executive officers as well as Mr. Feuer's expanded responsibilities associated with the Company's rapid growth and the Company reaching or exceeding each of its financial strategies and objectives for fiscal 1995. Although the majority of the officers of the Company received salary increases as scheduled in March 1997, those officers named in the Summary Compensation Table (the "named executive officers") did not receive their scheduled salary increases in March. Instead, the Compensation Committee postponed review of these named executives until a later date.

     Annual Bonuses. Under the Company's Annual Incentive Bonus Plan (the "Bonus Plan"), Company executives are eligible to receive annual cash bonus awards to focus attention on and provide a reward for achieving key individual and Company goals. Target incentive bonus amounts for executives are established at the beginning of each year either as a dollar amount or a percentage of the executive's salary, depending upon each executive's level of responsibility and function. Performance objectives are established for the Company at the beginning of each fiscal year, and are designed to provide competitive bonus pay only for superior performance. In the past, these objectives have included specific targets for both earnings growth and overall profitability. In addition, individual performance objectives are established for each executive which include both specific performance goals and other more qualitative and developmental criteria. The actual amount of bonus payable is generally expressed as a percentage of the executive's base salary and will vary depending on the extent to which Company and individual performance goals have been achieved.

     Prior to the beginning of each fiscal year, all executives are required to designate at least 20%, and may elect to designate up to 100%, of their annual bonus to purchase restricted Common Shares in accordance with the terms and conditions of the Company's Management Share Purchase Plan (the "Management Share Purchase Plan").

     Although the Company achieved or exceeded all of its operational objectives, including launching new programs, developing new systems, and exceeding its store expansion goals, the Company did not reach its primary financial target as measured by earnings before interest and taxes ("EBIT"). At the beginning of each fiscal year, the Company's EBIT target is established, and bonuses for officers are paid based on two parameters: first, the Company must reach its minimum established EBIT target and, second, the officer must then reach his or her personal objectives. Even though the Company achieved record EBIT results and net income and earnings per share in fiscal 1996 (excluding the gain resulting from the sale of Corporate Express, Inc. in the prior year), it did not reach its minimum target. Accordingly, bonuses were not awarded to officers or divisional vice presidents for fiscal 1996, even though officers or divisional vice presidents may have reached their personal objectives.

     Long-Term Equity Incentives. The Company endeavors to foster an ownership culture that encourages superior performance by its executive officers, and has adopted the equity-based Award Plan to provide for Common Share ownership at all levels of the Company. Pursuant to the Equity-Based Award Plan; the types of awards that can be made range from ordinary stock options to grants of restricted stock and stock appreciation rights.

     The Company intends to make annual grants of equity awards to its management personnel, including its executive officers. This annual grant program is designed to provide Company managers, over a number of years, with multiple stock options and related equity incentives. Each stock option will be granted with an exercise price equal to the fair market of Company Common Shares at the time of grant. Individual option grants are determined by the Compensation Committee based on a manager's current performance, potential for future responsibility, and salary multiples designed to increase the portion of the total compensation opportunity represented by equity incentives as a manager's level of responsibility increases. The Compensation Committee intends to place substantial emphasis on equity awards as a percentage of total compensation, consistent with its philosophy that equity awards more closely align the interests of Company managers with the long-term interests of shareholders.

     On March 5, 1997, the Compensation Committee approved grants of executive options to the Company's executive officers. These options vest in equal increments over either a three year or a four year period from the date of grant. The executive options are designed to align the interests of the Company's senior management with those of the Company's shareholders and to reward the Company's senior managers for superior performance which directly increases shareholder value. In granting Mr. Feuer options to purchase 300,000 Common Shares, the Compensation Committee considered the impact of Mr. Feuer's performance on the long-term success of the Company and the degree to which Mr. Feuer's leadership is expected to affect the Company's future share price.

     Under the Management Share Purchase Plan, Company executives and other key employees of the Company designated by the Compensation Committee are required to designate in advance a minimum of 20%, and may designate up to 100%, of their annual bonus for the purchase of restricted Common Shares at a 20% discount from fair market value on the date of purchase. Shares purchased under the Management Share Purchase Plan are generally subject to forfeiture for three years from the date of purchase. Because no bonuses were awarded for fiscal 1996, the officers of the Company were not entitled to purchase shares under the Management Share Purchase Plan.

     Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1 million per year (the "Dollar Limitation"). A covered employee is any employee who appears in the Summary Compensation Table who is employed by the Company on the last day of the Company's fiscal year. As a result of the amount of the Dollar Limitation, currently proposed exclusions of certain compensation under the Company's equity incentive plans, and salary deferral elections by Mr. Feuer, the Compensation Committee does not expect the deductibility of compensation paid during the fiscal year ending January 25, 1997 to be affected by the Act. However, the Compensation Committee may consider alternatives to the Company's existing compensation programs in the future with respect to qualifying executive compensation for deductibility.

     Conclusion. In conclusion, the Company's executive compensation program is designed to provide a significant link between total compensation and the Company's performance and long-term share price appreciation consistent with the compensation philosophies set forth above.

                                            Members of the Compensation
                                            Committee

                                            Carl D. Glickman (Chairman)
                                            Raymond L. Bank
                                            Sydell L. Miller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Directors Glickman, Bank and Miller comprise the Board's Compensation Committee. None of these directors is or has been an officer or employee of the Company.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                       ----------------------------------              AWARDS
                                                                  OTHER       -------------------------     PAYOUTS
                                                                  ANNUAL      RESTRICTED     SECURITIES     --------     ALL OTHER
                                                                 COMPEN-        STOCK        UNDERLYING       LTIP        COMPEN-
        NAME AND              FY-       SALARY      BONUS         SATION        AWARDS        OPTIONS       PAYOUTS       SATION
   PRINCIPAL POSITION        ENDED(1)    ($)         ($)           ($)          ($)(2)          (#)           ($)           ($)
-------------------------    -----     --------   -----------    --------     ----------     ----------     --------     ---------
Michael Feuer                1997      $638,462            --         --       $ 48,344        300,000            --           --
Chairman and                 1996      $623,559(3) $1,000,000         --             --      1,012,500            --           --
Chief Executive Officer      1995      $420,192    $  411,106         --       $703,755        170,415            --           --

John C. Martin(4)            1997      $319,615            --         --       $ 10,321        225,000            --           --
President, Retail Stores     1996      $253,173    $  129,392         --             --             --            --           --
                             1995      $184,038    $  126,236         --       $351,872         59,760            --           --

John C. Belknap(5)           1997      $273,462            --         --             --        150,000            --
Executive Vice President     1996      $ 34,327            --         --             --         75,000            --
Chief Financial Officer      1995            --            --         --             --             --            --

George H. Luckey             1997      $273,077            --         --       $ 23,451        150,000            --           --
Executive Vice President     1996      $253,846    $  117,189         --             --             --            --           --
Merchandising/Marketing      1995      $236,154    $  126,236         --       $239,277         59,760            --           --

Edward L. Cornell            1997      $255,000            --         --             --        150,000            --           --
Executive Vice President,    1996      $258,462            --         --             --             --            --           --
New Business Development     1995      $236,154            --         --       $239,844         59,760            --           --

---------------

(1) Includes compensation earned, awarded or paid for the fiscal years ended January 25, 1997, January 27, 1996, and January 21, 1995 respectively.

(2) Amounts shown reflect the difference between the closing market price for the Common Shares on the date of purchase and the purchase price paid by each of the named executive officers for the purchase of restricted Common Shares under the Company's Management Share Purchase Plan. The aggregate restricted share holdings and values (net of consideration paid) at January 25, 1997 for the named executive officers are as follows: (i) Mr. Feuer--171,868 shares, $933,280; (ii) Mr. Martin--81,521 shares, $467,502; (iii) Mr. Belknap--no shares; (iv) Mr. Luckey--60,670 shares, $316,879; and (v) Mr. Cornell--53,325 shares, $319,097. With respect to the restricted shares so purchased, if employment is terminated by the executive (other than as a result of death, disability or retirement after age 65) or if employment is terminated by the Company for "cause" before the third anniversary of the purchase date, the executive will receive unrestricted Common Shares of the Company having a value equal to the lesser of the current fair market value for the Company Common Shares or the price paid initially for such restricted shares. If the executive's employment is terminated by the Company without cause before the third anniversary of the purchase date, the executive will receive unrestricted shares, having a value equal to (i) the then current fair market value of a percentage of the restricted shares (based on the number of months of employment completed during the restricted period), plus (ii) as to the balance of the restricted shares the lesser in value of the restricted shares at their current fair market value or the price paid initially for such restricted shares. Dividends, if any, will be paid on restricted shares at the same rate as Common Shares.

(3) Of this amount, $126,924 was paid to Mr. Feuer by Kmart Corporation for back salary owed to Mr. Feuer by Kmart Corporation for the Company's 1992, 1993 and 1994 fiscal years.

(4) Mr. Martin was elected to the newly created position of President, Retail Stores, on March 7, 1996.

(5) Mr. Belknap joined the Company in December 1995.

                        OPTIONS GRANTED IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                      ---------------------------------------------------------               VALUE
                      NUMBER OF       PERCENT OF                                     AT ASSUMED ANNUAL RATES
                      SECURITIES     TOTAL OPTIONS                                          OF STOCK
                      UNDERLYING      GRANTED TO                                     PRICE APPRECIATION FOR
                       OPTIONS         EMPLOYEES       EXERCISE                          OPTION TERM(2)
                       GRANTED         IN FISCAL         PRICE       EXPIRATION     -------------------------
       NAME              (#)            YEAR(1)        ($/SHARE)        DATE          5%($)          10%($)
------------------    ----------     -------------     ---------     ----------     ----------     ----------
Michael Feuer           300,000             9%          $ 14.50      02-26-2006      $ 217,500      $ 435,000
John C. Martin          225,000             7%          $ 14.50      02-26-2006      $ 163,125      $ 326,250
John C. Belknap         150,000             7%          $ 14.50      02-26-2006      $ 163,125      $ 326,250
George H. Luckey        150,000             4%          $ 14.50      02-26-2006      $ 108,750      $ 217,500
Edward L. Cornell       150,000             4%          $ 14.50      02-26-2006      $ 108,750      $ 217,500

---------------
(1) Based on 3,416,719 options granted to all employees during the fiscal year ended January 25, 1997, adjusted to give effect to a 3-for-2 share split effected July 9, 1996.

(2) The dollar amounts under these columns are the result of the calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                 VALUE OF
                                                                         NUMBER OF              UNEXERCISED
                                                                        UNEXERCISED            IN-THE-MONEY
                                                                        OPTIONS AT              OPTIONS AT
                                                                     JANUARY 25, 1997        JANUARY 25, 1997
                                                                     -------------------------------------------
                              SHARES ACQUIRED                          EXERCISABLE/            EXERCISABLE/
           NAME                 ON EXERCISE       VALUE REALIZED       UNEXERCISABLE           UNEXERCISABLE
--------------------------    ----------------    --------------     -----------------     ---------------------
Michael Feuer                        --                 --           334,125/1,482,916     $  275,653/$1,582,587
John C. Martin                       --                 --              56,411/341,171     $    471,878/$733,926
John C. Belknap                      --                 --                   0/225,000                       0/0
George H. Luckey                     --                 --             141,023/350,783     $1,320,681/$1,582,729
Edward L. Cornell                    --                 --             119,870/329,630     $1,002,713/$1,264,760

EMPLOYMENT AGREEMENT

     The Company and Mr. Feuer are parties to an Amended and Restated Employment Agreement (the "Feuer Agreement") dated March 9, 1995. The Feuer Agreement provides for the employment of Mr. Feuer on a three year "evergreen" basis beginning March 1995 and ending January 1998 at a base salary of $500,000 per year subject to increase at the discretion of the Compensation Committee. Under the Feuer Agreement, an additional year will be added to the end of each three year term unless the Company provides Mr. Feuer with notice of termination at least two years prior to the end of that three year term.

     In addition, the Feuer Agreement provided for the grant to Mr. Feuer of options to purchase 1,012,500 Common Shares having an exercise price equal to $11.55 per share (the fair market value of Common Shares on the date of grant adjusted to give effect to the 3-for-2 stock splits effective July 12, 1995 and July 9, 1996, one-third of which options become exercisable in each of fiscal 1996, 1997 and 1998.

     If the Company terminates Mr. Feuer's employment without "cause" or materially changes Mr. Feuer's position, duties or reporting relationship, Mr. Feuer is entitled to payment of his base salary for the balance of the agreement. "Cause" is defined as fraud, commission of a felony or act that results in material injury to the business reputation of the Company, willful and repeated failure to perform duties under the Feuer Agreement or material breach of the agreement.

     In the event of a "change in control" of the Company, Mr. Feuer is entitled to terminate the agreement and to treat the termination as a termination by the Company without cause. "Change in control" is defined in the Feuer Agreement as any person or group of commonly controlled persons controlling 30% or more of the Company or any transaction resulting in a change in ownership of 30% or more of the Company's Common Shares or a sale or disposition of all or substantially all of the Company's assets.

SHAREHOLDER PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of Common Shares with the cumulative total return of the Standard & Poor's Composite -- 500 Stock Index and an index based on a "line of business" peer group of companies consisting of Office Depot, Inc. and Staples, Inc. The graph assumes in each case an initial investment of $100 on November 1, 1994 (the date of the Company's initial public offering), with the peer group investment weighted on the basis of market capitalization at November 1, 1994.

        Measurement Period
      (Fiscal Year Covered)           OfficeMax, Inc.       Peer Group       S&P 500
        (dollar amounts)
Nov-94                                    100.00              100.00          100.00
Jan-95                                    135.53              104.65           99.86
Jan-96                                    179.60              103.12          132.71
Jan-97                                    146.54              122.70          167.40
------------------------------------------------------------------------------------
                           NOV. 1, 1994   JAN. 20, 1995   JAN. 27, 1996   JAN. 25, 1997
------------------------------------------------------------------------------------
 OFFICEMAX, INC.              100.00      135.53              179.60          146.54
------------------------------------------------------------------------------------
 PEER GROUP                   100.00      104.65              103.12          122.70
------------------------------------------------------------------------------------
 S&P 500                      100.00       99.86              132.71          167.40
------------------------------------------------------------------------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and Directors to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. The Company believes that during the period from January 28, 1996 through January 25, 1997, its executive officers and Directors complied with all applicable Section 16(a) filing requirements, except that Mr. McCann had two untimely filings representing four transactions. This conclusion is based solely on a review of the copies of such forms furnished to the Company in accordance with SEC regulations and certain written representations received by the Company.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposals for the Company's 1998 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company at 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, not later than December 18, 1997. The Company will not be required to include in its proxy statement a form of proxy or shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     The Company has selected Price Waterhouse LLP ("Price Waterhouse") as the Company's independent auditors for the fiscal year ending January 24, 1998, subject to ratification by shareholders.

     Representatives of Price Waterhouse, LLP, the Company's current independent auditors, are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT AUDITORS.

                               OTHER INFORMATION

SOLICITATION

     The solicitation of proxies is made by and on behalf of the Board of Directors. The Company has retained Corporate Investor Communication, Inc. ("CIC") at an estimated cost of $5,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation by mail, CIC and regular employees of the Company may solicit proxies by telephone, or by facsimile. Proxies may be solicited by Directors, officers and employees of the Company without additional compensation.

VOTING INFORMATION

     If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specification made by the shareholder. In the absence of any specification in a proxy, the proxy will be voted to elect the three nominees set forth under "Election of Directors" above, and for the proposal to ratify selection of Price Waterhouse as the Company's independent auditors.

     Under Ohio law and the Company's Second Amended and Restated Articles of Incorporation, broker nonvotes and abstaining votes will not be counted in favor of or against election of any nominee. Under Ohio law and the Company's Second Amended and Restated Articles of Incorporation, any shareholder who abstains from voting on the ratification of the selection of the Company's independent auditors will in effect be voting against such proposal.

     The presence of any shareholder at the shareholders' meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting.

     If any other matter shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matter which will be presented for action at the meeting.

                                            By Order of the Board of Directors,

                                            /s/ Ross H. Pollock
                                            Ross H. Pollock
                                            Secretary

April 17, 1997

                                   OFFICEMAX, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
   P                     THE COMPANY FOR THE ANNUAL MEETING
   R                                MAY 19, 1997
   O
   X     The undersigned constitutes and appoints Michael Feuer, John C.
   Y Belknap, Jeffrey L. Rutherford and Ross H. Pollock, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders of OfficeMax, Inc. to be held at the Company's International Headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio, on Monday, May 19, 1997 at 10:00 a.m. (local time) and at any adjournments thereof, on all matters coming before said meeting.

         Election of Directors, Nominees:                                       (change of address)
         Raymond L. Bank, Michael Feuer, Carl D. Glickman               _________________________________________

         *To withhold authority to vote for any individual nominee,     _________________________________________
         write that nominee's name where indicated on the reverse side. _________________________________________
                                                                        _________________________________________
                                                                        (If you have written in the above space,
                                                                        please mark the corresponding box on the
                                                                        reverse side of this card.)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
    IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

                                                                                                      SEE REVERSE
                                                                                                          SIDE
-----------------------------------------------------------------------------------------------------------------
                                            DETACH CARD

   X    PLEASE MARK YOUR                                                                                                0925
        VOTES AS IN THIS
        EXAMPLE.



                         FOR    WITHHELD                                                        FOR       AGAINST     ABSTAIN
 1. Election of          [ ]      [ ]                       2. Ratification of selection        [ ]         [ ]         [ ]
    Directors                                                  of Price Waterhouse LLP
    (see reverse)                                              as the Company's independent
                                                               auditors.

For, except vote withheld from the following nominee(s):

                                               Please check if you have indicated           PLEASE MARK, SIGN, DATE AND RETURN
                                               a change of address on the                   THIS PROXY PROMPTLY USING THE ENCLOSED
                                               reverse side.                       [ ]      ENVELOPE.

                                               Please check if you plan
                                               on attending the annual meeting.    [ ]

                                               Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                               -------------------------------------------------------------------------------------

                                               -------------------------------------------------------------------------------------
                                               SIGNATURE(S)                       DATE

------------------------------------------------------------------------------------------------------------------------------------
                                                            DETACH CARD